Exhibit 23.7

Deloitte Touche Tohmatsu Av. Presidente Wilson, 231 - 8° e 22° andares 20030-021 - Rio de Janeiro - RJ Brasil

Telefone : (21) 3981-0500 Fac-simile: (21) 3981-0600 www.deloitte.com.br	Deloitte Touche Tohmatsu

CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in and/or incorporation by reference into the Registration Statement on Form F-4 of Vale Overseas Limited and Companhia Vale do Rio Doce and all amendments thereto, of our report dated January 25, 2002 on the financial statements of Celulose Nipo-Brasileira S.A. - CENIBRA as of December 31, 2001 and 2000, and to the filing of this consent as an exhibit to such Registration Statement.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Belo Horizonte - MG

October 9th, 2003